Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated March 11, 2025, relating to the financial statements of Eagle Energy Metals Corp. as of November 30, 2024, and for the period from December 14, 2023 (inception) through November 30, 2024, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, and which forms part of this Registration Statement.

/s/ Adeptus Partners, LLC

Ocean, New Jersey

August 22, 2025